UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 23, 2023

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.Entry into a Material Definitive Agreement.

On April 23, 2023, Lifted Liquids, Inc. doing business as Lifted Made (“Lifted Made”), a wholly owned subsidiary of LFTD Partners Inc., entered into a Manufacturing Sales and Marketing Agreement (“Agreement”) with Diamond Supply Co. (“Diamond”) effective as of April 21, 2023. Diamond is headquartered in Calabasas, California, and develops and sells a full range of skateboard hard and soft goods including bolts, bearings, t-shirts, hoodies, and other skateboarding and streetwear accessories. The Agreement entitles Lifted Made to be the exclusive worldwide manufacturer and distributor of Diamond’s disposable vapes, gummy eatables, “pre-rolls” and hard candy eatables. These products may contain CBD, hemp, delta-8-THC, delta-10-THC, cannabis and/or cannabinoid derivative and are to be branded under one or more of Diamond’s brands or marks.

Lifted Made shall pay Diamond a royalty of twenty percent (20%) of Adjusted Gross Revenue on the initial manufacturing run of each product manufactured and sold by Lifted Made under the Agreement. The Agreement defines Adjusted Gross Revenue as revenue on the product “less any sales taxes, actual returns, pre-approved discounts, replacements, refunds and credits for returns.”

After the initial manufacturing run of a product, Lifted Made shall pay Diamond a royalty of forty five percent (45%) of Adjusted Gross Revenue on subsequent manufacturing runs for that product; however, under the terms of the Agreement, the parties will split manufacturing costs 50/50 for products sold after each product’s first manufacturing run. Alternatively, under the terms of the Agreement, Diamond is entitled to notify Lifted Made that it elects to be paid a flat 7% of Adjusted Gross Revenue on specific subsequent manufacturing runs without sharing in the manufacturing costs for that run. Diamond is also entitled to purchase products produced under the Agreement from Lifted Made for direct sale on Diamond’s website and via certain other channels used by Diamond. Under the terms of the Agreement, Diamond’s cost for these products acquired for direct sale is 30% below wholesale.

Under the terms of the Agreement, the parties will together set prices for Diamond products. The term of the Agreement is three years and may be extended with the mutual consent of the parties. However, the Agreement may be extended for one-year with notice by Diamond at least three months prior to the end of the 3-year term, or by mutual consent of the parties. If Lifted pays to Diamond aggregate annual royalty payments of at least $1,000,000 per year, then the Agreement shall automatically renew for an additional one-year term.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.73.

Section 8 - Other Events

Item 8.01 Other Events.

The Company intends to purchase most of the assets of a hemp flower product manufacturer, to bring the Company’s hemp flower product manufacturing in-house. Closing of the asset purchase is scheduled for Friday, April 28, 2023. The Company’s management believes that the structure of the proposed deal is advantageous to the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.73	Manufacturing Sales and Marketing Agreement – Diamond Supply Co.

Exhibit 99.1	Press Release Dated January 12, 2023

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated: April 24, 2023